Exhibit 10.49

HY-TECH TECHNOLOGY GROUP, INC.

A Delaware Corporation

8% CONVERTIBLE NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

$50,000	Date: February 12, 2003

FOR VALUE RECEIVED, Hy-Tech Technology Group, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay as set forth herein to the order of Tim Burgess (“Lender”), in lawful money of and within the United States of America and in immediately available funds, the principal sum of $50,000 (the “Principal Amount”), together with accrued and unpaid interest thereon, in the manner Set forth herein. Borrower further agrees to pay interest on the Principal Amount at the rate per annum of 8% (the “Stated Interest Rate”) on the outstanding Principal Amount. Interest shall be calculated from and including the date of this Note until such Principal Amount has been repaid in full or until the Note has been converted. Interest shall be paid annually and shall be calculated on the basis of 365 day or 366 day year, as the case may be, for the actual number of days elapsed.

1.	Principal Repayment. The outstanding Principal Amount and interest shall be payable on the 120th day from closing (“Repayment Date”), unless otherwise converted in accordance with Section 2 below.

2.	Conversion. Seven days prior to the Repayment Date, the Lender shall notify Borrower of its intent to; (i) convert the entire amount of principal and interest due pursuant to this Note into shares of the Borrower’s common stock at a price of $1.00 per share, or (ii) be repaid the principal and interest in accordance with Section I above. However, if the Borrower’s common stock has an average closing price for the 30 days prior to the Repayment Date of a minimum of $3.36 (200% of the closing sale price of the Company’s common stock on the date of this Note), all of the principal and interest owed to Lender shall automatically convert into shares of the Borrower’s common stock at $1.00 per share on the Repayment Date and Lender shall have no right to be repaid its principal and interest other than in accordance with (i) above.

3.	Place of Payment; Application of Payments. All amounts payable hereunder shall be payable to Lender in United States dollars to such bank account as shall be designated by Lender in immediately available funds or as otherwise specified to Borrower in writing, except if converted as per Section 2 above. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

4.	Default. The following events shall each be an “Event of Default” under this Note:

A.	Bankruptcy or insolvency of Borrower;

B.	Borrower’s failure to pay any of the Principal Amount due under this Note on the date the same becomes due and payable, or any accrued interest or other amounts due under this Note after the same becomes due and payable; and

C.	Breach of any material covenant or agreement contained in this Note and such breach remains uncured for a period of 15 days after written notice hereof is received by Borrower from Lender.

Upon the occurrence of an Event of Default, the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender, provided, however, that upon the occurrence of an Event of Default described in this Section 4, all indebtedness of Borrower to Lender shall become immediately due and payable without any action of Lender. Effective upon an Event of Default that is not cured for a period of 30 days after such Event of Default, the interest rate on this Note shall increase to 7% per annum in excess of the Stated Interest Rate.

5.	Covenants.

A.	Use of Proceeds. The Borrower shall use the net cash proceeds loaned to Borrower pursuant to this Note for working capital.

B.	Compliance with Agreements. The Borrower shall perform and observe, or cause to be performed or observed, as the case may be, all of the provisions in its certificate of incorporation, its bylaws, and the obligations pursuant to the terms, agreements and covenants of this Note and all documents and agreements executed or delivered in connection with this Note. The Borrower expressly represents that Borrower has the full power and authority to deliver theNote, that the Note has been duly authorized, executed and delivered by the Borrower, and Borrower’s obligations under the Note are legal, valid, binding and enforceable, absolute and unconditional.

C.	Preservation of Corporate Existence and Business. The Borrower shall use best efforts to preserve intact its present business organization, rights and privileges and present goodwill and, to the best of its ability, its relationships existing with other parties and shall at all times cause to be done all things necessary to maintain, preserve, and renew its corporate existence and shall observe and conform with all valid requirements of all governmental authorities relating to the conduct of the business of the Borrower, the failure of which would have a material. Adverse effect upon the Borrower’s business or financial condition. The Borrower shall maintain and keep in force all material licenses, permits and agreements necessary to the conduct of its businesses.

D.	Maintenance of Properties. The Borrower shall maintain and keep its properties, real and personal, in good repair, working order, and condition, and from time to time make all necessary or desirable repairs, renewals, and replacements, so that its business may be properly and advantageously conducted at all times.

E.	Taxes and Other Obligations. The Borrower shall pay and discharge all taxes, assessments, interest and installments on mortgages and governmental charges against it Or against any of its properties, upon the respective dates when due, except to the extent that such taxes, assessments, interest, installments and governmental charges are contested in good faith and by appropriate proceedings.

F.	Compliance with Obligations, Laws, Etc. The Borrower shall comply with all of the obligations which it has incurred or to which it becomes subject pursuant to any contract or agreement, whether oral or written, express or implied, the breach of which might have a material adverse effect upon its business or financial condition, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been set aside on its books with respect thereto. The Borrower shall comply with all applicable laws, rules and regulations of all governmental authorities.

G.	Trademarks, Copyrights and Patents. The Borrower will not do any act, or omit to do any act, whereby Borrower’s Trademarks, Copyrights or Patents, or any application appurtenant thereto, may become abandoned, invalidated, unenforceable, avoided, avoidable, or will otherwise diminish in value, and shall notify Lender immediately if it knows of any reason or has reason to know of any ground under which this result may occur. Borrower shall take appropriate action, at its expense to halt the infringement of Borrower’s Trademarks, Copyrights and Patents and shall properly exercise its duty to control the nature and quality of the goods offered by any licensees in connection therewith.

6.	Waiver. TO THE FULLEST EXTENT PERMITIED BY LAW, LENDER AND BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (I) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON; OR ARISING OUT OF, THIS NOTE, ANY RELATED INSTRUMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THEM, (II) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A TI.JRYTRIAL CANNOT BE OR HAS NOT BEEN WAIVED OR (III) MAKE ANY CLAIM FOR CONSEQUENTIAL, PUNITNE OR SPECIAL DAMAGES. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY LENDER AND BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE LENDER NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. BORROWER WAIVES PRESENTMENT AND WRITTEN DEMAND FOR PAYMENT, NOTICE OF DISHONOR, PROTEST AND NOTICE OF PROTEST OF THIS NOTE. THE RIGHT TO PLEAD ANY AND ALL STATUTE OF LIMITATIONS AS A DEFENSE TO ANY DEMANDS HEREUNDER IS HERBBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

7.	Attorneys Fees; Collection Costs. If there has been an Event of Default by Borrower hereunder, Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender, including, without limitation, reasonable attorney’s fees relating thereto.

8.	Notices. Unless otherwise specified herein, all notices all notices hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or on the third business day after properly deposited with the United States Postal Service) as certified mail, return receipt requested, postage prepaid, or on the first business day after properly deposited with an overnight courier of national standing, addressed to the address indicated below:

If to the Borrower, at:

Hy-Tech Technology Group, Inc.

1840 Boy Scout Drive

Fort Myers, Florida 33907

Attention: President

If to the Lender, at:

Tim Burgess

226 Hamilton Road

Athens, GA 30606-5082

or at any address specified by Borrower or Lender in writing.

9.	Expenses. The Borrower shall pay all expenses of the Lender in. connection with the preparation of this Note or other documents executed in connection therewith, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the obligations hereunder, provided that Borrower shall not have to pay any such expenses in excess of $1,000 and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder. The Borrower shall also pay all expenses of the Lender in connection with the waiver or amendment of this Note and the administration, default or collection of any amount due under this Note or other obligations or administration, default, collection in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the obligations hereunder, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder.

10.	Set-Off. Regardless any means of obtaining repayment of the obligations hereunder, any deposits, balances or other sums credited by or due from the Lender to the Borrower may at any time and from time to time, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Lender against any and all obligations of the Borrower to the Lender or any of its affiliates in such manner as the Lender in its sole discretion may determine, and the Borrower hereby grants to the Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

11.	No Waivers of Lender’s Rights. No failure or delay by the Lender in exercising any right, power or privilege hereunder or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Note provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

12.	Amendments. Neither this Note nor any provision hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and, in the case of amendments, by the Borrower.

13.	Binding Effect of Note. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that neither the Borrower nor the Lender may assign or transfer its rights or obligations hereunder.

14.	Partial Invalidity. The invalidity or unenforceability of anyone or more phrases, clauses or sections of this Note shall not affect the validity or enforceability of the remaining portions of it.

15.	Captions. The captions and headings of the various sections and subsections of this Note are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

16.	Entire Agreement. This Note and the documents and any agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

HY-TECH TECHNOLOGY GROUP, INC.

By:
Name:
Title: